Exhibit 99.1

China Green Agriculture Reports Fiscal Year 2016 Financial Results

Provides Guidance on the First Fiscal Quarter 2017 and Fiscal Year 2017 Revenues and Net Incomes

XI'AN, China, October 3, 2016 /PRNewswire-Asia-FirstCall/ --

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company which mainly produces and distributes humic acid-based compound fertilizers, varieties of compound fertilizers and agricultural products through its subsidiaries and variable interest entities in China, today announced its financial results for the Fiscal Year ended June 30, 2016 and guidance on revenues and net incomes for the First Fiscal Quarter 2017 and Fiscal Year 2017.

Highlights:

●	Sales increased 2.1% to $268.8 million; Net Income decreased 21.3% to $24.7 million; Earning per Share (EPS) of $0.67 for the Fiscal Year 2016.

●	Guidance for First Fiscal Quarter 2017: Revenue of $55 million to $60 million; Net Income of $5 million to $7 million; EPS of $0.14 to $0.19 based on 37 million fully diluted shares.

●	Guidance for Fiscal Year 2017: Revenue of $277million to $300 million; Net Income of $20 million to $27 million; EPS of $0.54 to $0.74 based on 37 million fully diluted shares.

Financial Summary

Fourth Fiscal Quarter 2016 Results (USD)

(Three Months ended June 30, 2016)

	Q4 FY2016	Q4 FY2015	CHANGE (%)
Net Sales	$79.0 million	$78.5 million	0.6%
Gross Profit	$21.5 million	$28.2 million	(23.8)%
Net Income	$5 million	$8.2 million	(34.1)%
EPS (Diluted)	$0.15	$0.23	(39)%
Weighted Average Shares Outstanding(Diluted)	36.7 million	34.0 million	7.9%

Fiscal Year 2016 Results (USD)

(Fiscal Year ended June 30, 2016)

	FY2016	FY2015	CHANGE (%)
Net Sales	$268.8 million	$263.4 million	2.1%
Gross Profit	$93 million	$104.0 million	(10.5)%
Net Income	$24.7 million	$31.4 million	(21.3)%
EPS (Diluted)	$0.69	$0.93	(25.8)%
Weighted Average Shares Outstanding (Diluted)	36.7 million	34.0 million	7.9%

“As we concluded our recent fiscal year, we are looking forward to the new fiscal year in which we intend to place a particular focus on building Jinong’s and Gufeng’s fertilizer franchises as well as consolidating Yuxing’s operations to pursue growth in agriculture product revenue. We are very pleased with our performance in our business operations which generated almost $26 million net income in the year ended June 30, 2016,”

Mr. Zhuoyu Li, President of the Company, continued: “On June 30, 2016, Jinong, completed strategic acquisition of six companies which are located in different provinces or regions in China. We believe they all are the dominant participants in their local markets and all focus their business on agriculture sales and distribution industry, including for fertilizers, pesticides, seeds and food.”

We have successfully closed these acquisitions due to the joint efforts from all involved parties. Our new team members as well as the founders of these newly joined companies, all share the same values with us. We own the same vision, which is to transform ourselves from a manufacturer and a wholesaler to a platform with unlimited capacity to serve the underdeveloped but limitless rural markets in China. Based upon these acquisitions, we are now penetrating into the four market areas in which these newly joined companies are positioned at. We are leaping towards our goal of building the largest agricultural platform for rural market in China."

"I am very glad we have had the level of success we have had with the completion of these acquisitions. This is a great step for our transformation," said Mr. Tao Li, the Chairman and CEO of the Company. " Looking ahead to the Fiscal Year 2017, we expect to reach revenue of $277 to $300 million; net income of $20 to $27 million; and an EPS of $0.54 to $0.74 based on 37 million fully diluted shares. Moreover, we will implement a series of development process along with our corporate restructuring to the use of our resource. Therefore we expect to update our fiscal year guidance when we announce the financial results of the First Fiscal Quarter 2017"

Fourth Fiscal Quarter 2016 Results of Operations

For the three months ended June 30, 2016, net sales were $79 million, an increase of $0.5 million, or 0.6%, from $78.5 million for the three months ended June 30, 2015. Among which, Gufeng contributed $49.1 million or 62.1% of total net sales, as compared to $45.9 million, or 48.9% of total net sales in the same period last year; Jinong's net sales decreased $3.3 million, or 10.5%, to $28.1 million from $31.4 million in the same period last year; Yuxing’s net sales increased $0.6 million or 50%, to $1.8 million, as compared to $1.2 million for the same period last year.

Cost of goods sold increased $7.2 million, or 14.3%, to $57.5 million for the three months ended June 30, 2016, as compared to $50.3 million in the same period last year; gross profit decreased by $4.1 million, or 14.5%, to $21.5 million as compared to $28.2 million in the same period last year; gross profit margin was approximately 27.2% and 35.9% of net sale for the three months ended June 30, 2016 and 2015, respectively.

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Besides, general and administrative expenses were $4 million or 5.1% of net sales, as compared to $2.4 million, or 3.1% of net sales in the same period of last year, an increase of $1.6 million or 66.7%; total operating expenses as a percentage of sales were 16.9%, as compare to 21.7% in the same period of last year; Operating income was $7.1 million, a decrease of $4.1 million or 36.6%, from $11.2 million in the same period last year. Operating margin was 8.9%, compared to 14.3% in the same quarter of Fiscal Year 2015.

Finally, net income was $5 million, a decrease of $3.2 million as compared to $8.2 million in the same period last year.

Fiscal Year 2016 Results of Operations

Net Sales

Total net sales for the fiscal year ended June 30, 2016 were $268.8 million, an increase of $5.4 million or 2.1%, from $263.3 million for the fiscal year ended June 30, 2015. This increase was primarily due to an increase in Gufeng’s and Yuxing’s net sales.

For the fiscal year ended June 30, 2016, Jinong’s net sales decreased $4.6 million, or 3.6%, to $125.7 million from $130.4 million for the fiscal year ended June 30, 2015. This decrease was mainly attributable to the decrease in Jinong’s sales volume, which was result of Jinong’s implementation of its new sales strategy that focuses on producing high-margin liquid fertilizer during the last fiscal year.

For the fiscal year ended June 30, 2016, Gufeng’s net sales were $134.7 million, an increase of $6 million, or 4.7% from $128.7 million for the fiscal year ended June 30, 2015. The increase was mainly attributable to Gufeng’s expansion of its marketing promotion strategy during the last fiscal year.

For the fiscal year ended June 30, 2016, Yuxing’s net sales were $8.4 million, an increase of $4.1 million or 94.4%, from $4.3 million for the fiscal year ended June 30, 2015. The increase was mainly attributable to the increase in market demand and the higher prices on Yuxing’s top grade flowers during the last fiscal year.

Cost of Goods Sold

Total cost of goods sold for the fiscal year ended June 30, 2016 was $175.8 million, an increase of $16.4 million, or 10.3%, from $159.4 million for the fiscal year ended June 30, 2015. This increase was mainly due to higher raw material cost and packaging cost.

Cost of goods sold by Jinong for the fiscal year ended June 30, 2016 was $53.5 million, an increase of $1.6 million, or 3.0%, from $51.9 million for the fiscal year ended June 30, 2015. The increase in cost of goods was primarily attributable to Jinong’s raw material cost and packaging cost offset the increased net sales.

Cost of goods sold by Gufeng for the fiscal year ended June 30, 2016 was $116.4 million, an increase of $12.1 million, or 11.6%, from $104.4 million for the fiscal year ended June 30, 2015. This increase was primarily attributable to an increase in the cost of raw materials and an increase in the sales of fertilizer products.

For year ended June 30, 2016, cost of goods sold by Yuxing was $5.8 million, an increase of $2.7 million, or 88.3%, from $3.1 million for the fiscal year ended June 30, 2015. This increase was mainly due to the increase in Yuxing’s net sales.

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Gross Profit

Total gross profit for the fiscal year ended June 30, 2016 decreased by $11 million to $93 million, as compared to $104 million for the fiscal year ended June 30, 2015. Gross profit margin was 34.6% and 39.5% for the fiscal year ended June 30, 2016 and 2015, respectively.

Gross profit generated by Jinong decreased by $6.2 million, or 7.9%, to $72.2 million for the fiscal year ended June 30, 2016 from $78.4 million for the fiscal year ended June 30, 2015. Gross profit margin from Jinong’s sales was approximately 57.4% and 60.1% for the fiscal year ended June 30, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the increase in product costs.

For the fiscal year ended June 30, 2016, gross profit generated by Gufeng was $18.2 million, a decrease of $6.1 million, or 25%, from $24.3 million for the fiscal year ended June 30, 2015. Gross profit margin from Gufeng’s sales was approximately 13.5% and 18.9% for the fiscal year ended June 30, 2016 and 2015, respectively. The decrease in gross profit percentage was mainly due to the increased weight for lower-margin products sales in Gufeng’s total sales answering to market demand.

For the fiscal year ended June 30, 2016, gross profit generated by Yuxing was $2.6 million, an increase of $1.4 million, or 109.8% from $1.2 million for the fiscal year ended June 30, 2015. The gross profit margin was approximately 30.8% and 28.6% for the fiscal year ended June 30, 2016 and 2015, respectively. The increase in gross profit percentage was mainly due to the higher priced top grade flowers that Yuxing sold during the last fiscal year.

Selling Expenses

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $13.5 million, or 5.0%, of net sales for the fiscal year ended June 30, 2016, as compared to $9 million or 3.4% of net sales for the fiscal year ended June 30, 2015, an increase of $4.5 million, or 50.1%.

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General and Administrative Expenses

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $11.8 million, or 4.4% of net sales for the fiscal year ended June 30, 2016, as compared to $11.3 million, or 4.3%, of net sales for the fiscal year ended June 30, 2015, an increase of $0.5 million, or 4.5%.

Net Income

Net income for the fiscal year ended June 30, 2016 was $24.7 million, a decrease of $6.7, or 21.3%, compared to $31.4 million for the fiscal year ended June 30, 2015. The decrease was attributable to the increase in net sales, offset by an increase in selling expenses. Net income as a percentage of total net sales was approximately 9.2% and 11.9% for the fiscal year ended June 30, 2016 and 2015, respectively.

Financial Condition

As of June 30, 2016, cash and cash equivalents were $102.9 million, an increase of $10 million, or 10.7%, from $93.0 million as of June 30, 2015. The Company has $4.7 million in short-term loans as of June 30, 2016, a decrease of $18.9 million, as compared to $23.6 million as of June 30, 2015. We had accounts receivable of $117 million as of June 30, 2016, as compared to $68.5 million as of June 30, 2015, an increase of $48.5 million or 70.8%.

First Fiscal Quarter 2017 and Fiscal Year 2017 Guidance

For the first quarter ending September 30, 2016, management expects net sales of $55 to $60 million, net income of $5 to $7 million, and EPS of $0.14 to $0.19 based on 37 million fully diluted shares. For the Fiscal Year 2017, management expects net sales of $277 million to $300 million, net income of $20 million to $27 million, and an EPS of $0.54 to $0.74 based on 37 million fully diluted shares. Management expects to update the Company’s fiscal year guidance when it announces the financial results of the First Fiscal Quarter 2017

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Conference Call

The Company will hold a conference call at 7:30 a.m. EST on Monday, October 3, 2016. Any interested participants are welcome to join in the call by following the dial-in details as set out below.

US Dial In:	1- 888-346-8982
Int'l Dial In:	1- 412-902-4272

A playback will be available through October 10, 2016. To listen, please call 1- 877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Replay Access Code# 10093444.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd ("Gufeng") and variable interest entities, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), and Xinjiang Xinyulei Eco-agriculture Science and Technology co., Ltd. (“Xinyulei”). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, the foreign exchange risk amid the unexpected announcement by the PRC government in August 2015 sending the yuan to a 3% devaluation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Fang Wang (English and Chinese)
Tel: +86-29-88266383
Email: wangfang@cgagri.com

SOURCE: China Green Agriculture, Inc.

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